EXHIBIT 77(O) MORGAN STANLEY DEAN WITTER HIGH YIELD
 SECURITIES INC. 10f-3 transactions for the period March 1,
1999 - August 31, 1999 TOTAL ISSUED/ DATE PRICE SHARES % of
   PRINCIPAL PURCHASED SECURITY PURCHASED SHARE PURCHASED
 Assets AMOUNT BY FUND BROKER(S) Tele 1 Europe B.V. 5/12/99
    $100.00 15,000,000 0.589% $150,000,000 10.00% Lehman
     Brothers Cybernet Internet Services 7/1/99 $100.00
   13,300,000 0.527% $150,000,000 08.867% Lehman Brothers
   Worldwide Fiber Inc. 12% Senior Notes due 2009 7/23/99
    $100.00 11,500,000 0.453% $500,000,000 2.300% Lehman
                    Brothers Alex Brown